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Destra Investment Trust

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Destra Capital to Acquire Altegris Funds

March 27th, 2024

Acquisition Reinforces Destra’s Commitment to Alternative Investment Solutions

Bozeman, MT – (press release source) – Destra Capital Advisors LLC (“Destra Capital”), a boutique asset management firm, today announced that it will acquire the investment management contracts for the Altegris/AACA Opportunistic Real Estate Fund, Altegris Futures Evolution Strategy Fund, and the Altegris/Crabel Multi-Strategy Fund (each, a “Fund” and collectively, the “Funds”) from Altegris Advisors LLC (“Altegris”). Altegris has been at the forefront of providing innovative alternative investments since its founding over 20 years ago. Their multi-strategy, real estate and managed futures solutions will provide a meaningful enhancement to Destra Capital’s current suite of alternative investment offerings.

“Alternatives are now a fundamental element of most advisors’ practices and are becoming an increasingly important element of well diversified client portfolios,” said Dominic Martellaro, CEO of Destra Capital. “Bringing the Altegris and Destra product lines together will greatly enhance the active and alternative offerings we bring to financial advisors, RIAs, broker dealers and financial institutions.”

“We are excited to be joining the Destra Capital team,” said Matt Osborne, Co-Founder and CEO of Altegris. “Our firms share the same advisor-centric focus on finding differentiated investment strategies from industry leading asset managers and then assembling them into compelling solutions for use by wealth managers across the country.”

Through this transaction, Destra Capital will, subject to the approval of each Fund’s respective shareholders, add the three Funds to its investment lineup and bring the skill and experience of key members of the Altegris team, with Matt Osborne continuing in his role as portfolio manager of certain of the Funds, overseeing the managed futures and multi-strategy investments.

The transaction is subject to customary closing conditions and expected to close in the second quarter of 2024.

About Destra Capital

Founded in 2008, Destra Capital was purpose-built to help independent thought leaders achieve better wealth outcomes by sourcing the next generation of investment solutions.

To achieve these goals, Destra Capital selects experienced partners with unique investment strategies or services. Mutual funds, interval funds, closed-end funds, separate accounts, and investment services - all are tools that the Destra Capital team uses to help investors intentionally grow their wealth outcomes over time.

About Altegris Advisors LLC

Altegris is a boutique investment manager with a deep research heritage and pedigree of innovation. Altegris builds actively managed investment solutions designed to help financial advisors, institutions and individual investors achieve greater alpha, lower risk, and improve portfolio diversification.

Important Additional Information and Where to Find It

The Funds intend to file the relevant proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed acquisition and solicitation of proxies at a forthcoming joint special meeting of shareholders of the Funds in the second quarter of 2024 (the “2024 Special Meeting”). Prior to the 2024 Special Meeting, the Funds will file with the SEC and subsequently distribute to Fund shareholders of record as of a to-be-identified date, a combined proxy statement/prospectus (the “Proxy Statement”) together with a proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the proxy card) when filed by the Funds with the SEC in connection with the 2024 Special Meeting at the SEC’s website (http://www.sec.gov) or at the website disclosed in the Proxy Statement.

Certain Information Regarding Participants

The Funds, their trustees and certain of their executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2024 Special Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2024 Special Meeting. To the extent holdings of each Fund’s securities by such potential participants (or the identity of such participants) changes after the Proxy Statement is printed and mailed, such information can be obtained by contacting each Fund at the phone number provided in its current prospectus.

Copyright © 2024. Destra Capital Investments LLC. All rights reserved.

Destra Capital

443 N. Willson Ave

Bozeman, MT 59715

www.destracapital.com

For more information about Destra Capital or Altegris, please contact Rob Watson, President of Destra Capital Advisors LLC, at 312-208-1821 or rob.watson@destracapital.com.

Source: Destra Capital Investments LLC

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